UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. ____)*

Nupathe, Inc.
(Name of Issuer)
Common Stock, $0.001 par value per share
(Title of Class of Securities)
67059M100
(CUSIP Number)
December 31, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	00448Q201

1	NAMES OF REPORTING PERSONS Quaker BioVentures II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER*

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,830,706

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		2,830,706

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,830,706

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)**

	19.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
* All share numbers and ownership percentages reported herein are as of December 31, 2010, and include an additional 37,524 shares that may be acquired by Quaker BioVentures II, L.P. upon the exercise of warrants.
** All ownership percentages reported herein are based on 14,549,461 outstanding shares of the Issuer’s common stock as of November 9, 2010.

Page 2 of 15 Pages

CUSIP No.	00448Q201

1	NAMES OF REPORTING PERSONS Quaker BioVentures Capital II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER*

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,830,706

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		2,830,706

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,830,706

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)**

	19.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
* All share numbers and ownership percentages reported herein are as of December 31, 2010, and include an additional 37,524 shares that may be acquired by Quaker BioVentures II, L.P. upon the exercise of warrants.
** All ownership percentages reported herein are based on 14,549,461 outstanding shares of the Issuer’s common stock as of November 9, 2010.

Page 3 of 15 Pages

CUSIP No.	00448Q201

1	NAMES OF REPORTING PERSONS Quaker BioVentures Capital II, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER*

NUMBER OF		7,486

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,830,706

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		7,486

WITH:	8	SHARED DISPOSITIVE POWER

		2,830,706

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,838,192

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)**

	19.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
* All share numbers and ownership percentages reported herein are as of December 31, 2010, and include (i) an additional 37,524 shares that may be acquired by Quaker BioVentures II, L.P. upon the exercise of warrants and (ii) 7,486 shares of common stock underlying stock options issued to Richard S. Kollender. Mr. Kollender is a director of the Issuer and a managing member of Quaker BioVentures, and the options owned by him may be deemed beneficially owned by the Reporting Person.
** All ownership percentages reported herein are based on 14,549,461 outstanding shares of the Issuer’s common stock as of November 9, 2010.

Page 4 of 15 Pages

CUSIP No.	00448Q201

1	NAMES OF REPORTING PERSONS BioAdvance Ventures, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER*

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		495,006

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		495,006

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	495,006

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)**

	3.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
* All share numbers and ownership percentages reported herein are as of December 31, 2010, and include an additional 3,127 shares that may be acquired by BioAdvance Ventures, L.P. upon the exercise of warrants.
** All ownership percentages reported herein are based on 14,549,461 outstanding shares of the Issuer’s common stock as of November 9, 2010.

Page 5 of 15 Pages

CUSIP No.	00448Q201

1	NAMES OF REPORTING PERSONS BioAdvance GP I, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER*

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		495,006

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		495,006

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	495,006

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)**

	3.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
* All share numbers and ownership percentages reported herein are as of December 31, 2010, and include an additional 3,127 shares that may be acquired by BioAdvance Ventures, L.P. upon the exercise of warrants.
** All ownership percentages reported herein are based on 14,549,461 outstanding shares of the Issuer’s common stock as of November 9, 2010.

Page 6 of 15 Pages

CUSIP No.	00448Q201

1	NAMES OF REPORTING PERSONS BioAdvance GP II, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER*

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		495,006

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		495,006

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	495,006

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)**

	3.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
* All share numbers and ownership percentages reported herein are as of December 31, 2010, and include an additional 3,127 shares that may be acquired by BioAdvance Ventures, L.P. upon the exercise of warrants.
** All ownership percentages reported herein are based on 14,549,461 outstanding shares of the Issuer’s common stock as of November 9, 2010.

Page 7 of 15 Pages

CUSIP No.	00448Q201

Item 1(a)	Name of Issuer:

Nupathe, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices:

227 Washington Street, Suite 200 Conshohocken, PA 19428

Item 2(a)	Name of Person Filing:

Quaker BioVentures II, L.P. Quaker BioVentures Capital II, L.P. Quaker BioVentures Capital II, LLC BioAdvance Ventures, L.P. BioAdvance GP I, L.P. BioAdvance GP II, Inc.

Item 2(b)	Address of Principal Business Office or, if none, Residence:

The address of the principal business office of each of the Reporting Persons is 2929 Arch Street, Cira Centre, Philadelphia, PA 19104-2868.

Item 2(c)	Citizenship:

Quaker BioVentures II, L.P. — Delaware
Quaker BioVentures Capital II, L.P. — Delaware
Quaker BioVentures Capital II, LLC — Delaware
BioAdvance Ventures, L.P. — Delaware
BioAdvance GP I, L.P. — Delaware
BioAdvance GP II, Inc. — Delaware

Item 2(d)	Title of Class of Securities:

Common Stock, $0.001 par value per share

Item 2(e)	CUSIP Number:

67059M100

Item 3	Not applicable.

Item 4	Ownership.***

Provide the following information regarding the aggregate number and

Page 8 of 15 Pages

CUSIP No.	00448Q201

percentage of the class of securities of the issuer identified in Item 1.
(a)	Amount beneficially owned:

Quaker BioVentures II, L.P. — 2,830,706
Quaker BioVentures Capital II, L.P. — 2,830,706
Quaker BioVentures Capital II, LLC — 2,838,192
BioAdvance Ventures, L.P. — 495,006
BioAdvance GP I, L.P. — 495,006
BioAdvance GP II, Inc. — 495,006

(b)	Percent of class:

Quaker BioVentures II, L.P. — 19.5%
Quaker BioVentures Capital II, L.P. — 19.5%
Quaker BioVentures Capital II, LLC — 19.5%
BioAdvance Ventures, L.P. — 3.4%
BioAdvance GP I, L.P. — 3.4%
BioAdvance GP II, Inc. — 3.4%

(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote

Quaker BioVentures II, L.P. — 0 Quaker BioVentures Capital II, L.P. — 0 Quaker BioVentures Capital II, LLC — 7,486 BioAdvance Ventures, L.P. — 0 BioAdvance GP I, L.P. — 0 BioAdvance GP II, Inc. — 0

(ii)	Shared power to vote or to direct the vote

Quaker BioVentures II, L.P. — 2,830,706
Quaker BioVentures Capital II, L.P. — 2,830,706
Quaker BioVentures Capital II, LLC — 2,830,706
BioAdvance Ventures, L.P. — 495,006
BioAdvance GP I, L.P. — 495,006
BioAdvance GP II, Inc. — 495,006

(iii)	Sole power to dispose or to direct the disposition of

Quaker BioVentures II, L.P. — 0 Quaker BioVentures Capital II, L.P. — 0 Quaker BioVentures Capital II, LLC — 7,486 BioAdvance Ventures, L.P. — 0 BioAdvance GP I, L.P. — 0 BioAdvance GP II, Inc. — 0

Page 9 of 15 Pages

CUSIP No.	00448Q201
(iv)	Shared power to dispose or to direct the disposition of

Quaker BioVentures II, L.P. — 2,830,706
Quaker BioVentures Capital II, L.P. — 2,830,706
Quaker BioVentures Capital II, LLC — 2,830,706
BioAdvance Ventures, L.P. — 495,006
BioAdvance GP I, L.P. — 495,006
BioAdvance GP II, Inc. — 495,006

Item 5	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☐.

Item 6	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8	Identification and Classification of Members of the Group.

Each of the Reporting Persons may be deemed to be a member of a group with respect to the issuer or securities of the issuer for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended.

Item 9	Notice of Dissolution of Group. Not applicable.

***	Consists of (i) 2,830,706 shares deemed to be beneficially owned by Quaker BioVentures II, L.P.; Quaker BioVentures Capital II, L.P. is the general partner of Quaker BioVentures II, L.P.; Quaker BioVentures Capital II, LLC is the general partner of Quaker BioVentures Capital II, L.P. and (ii) 495,006 shares deemed to be beneficially owned by BioAdvance Ventures, L.P.; BioAdvance GP I, L.P. is the general partner of BioAdvance Ventures, L.P.; BioAdvance GP II, Inc. is the general partner of BioAdvance GP I, L.P. Richard S. Kollender, who is a director of the Issuer and a managing member of Quaker BioVentures, holds 7,486 stock options to acquire shares of common stock of the Issuer. Quaker BioVentures Capital, LLC may be deemed to beneficially own the options held by Mr. Kollender.

Page 10 of 15 Pages

CUSIP No.	00448Q201

Item 10	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 11 of 15 Pages

CUSIP No.	00448Q201
SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2011
QUAKER BIOVENTURES II, L.P.
By: Quaker BioVentures Capital II, L.P., its general partner

By: Quaker BioVentures Capital II, LLC, its general partner

/s/ Richard S. Kollender
	Name:	Richard S. Kollender
	Title:	Vice President

QUAKER BIOVENTURES CAPITAL II, L.P.
By: Quaker BioVentures Capital II, LLC, its general partner

/s/ Richard S. Kollender
	Name:	Richard S. Kollender
	Title:	Vice President

QUAKER BIOVENTURES CAPITAL II, LLC
/s/ Richard S. Kollender
	Name:	Richard S. Kollender
	Title:	Vice President

BIOADVANCE VENTURES, L.P.
By: BioAdvance GP I, L.P., its general partner

By: BioAdvance GP II, Inc., its general partner

/s/ Richard S. Kollender_
	Name:	Richard S. Kollender
	Title:	Vice President

Page 12 of 15 Pages

CUSIP No.	00448Q201

BIOADVANCE GP I, L.P.
By: BioAdvance GP II, Inc., its general partner

/s/ Richard S. Kollender
Name:	Richard S. Kollender
Title:	Vice President

BIOADVANCE GP II, INC.
/s/ Richard S. Kollender
Name:	Richard S. Kollender
Title:	Vice President

Page 13 of 15 Pages